Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239983

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities, and neither is soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated July 21, 2020)
HEARTLAND EXPRESS, INC.

3,260,870 Shares of Common Stock
_____________________________

  The selling stockholder, the 2009 Gerdin Heartland Trust, UTA July 15, 2009, is offering 3,260,870 shares (the “initial shares”) of our common stock, $0.01 par value per share (our “common stock”). We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

  Our common stock is listed on The NASDAQ Global Select Market under the symbol “HTLD.”  On July 20, 2020, the last reported sale price of our common stock on The NASDAQ Global Select Market was $21.38 per share.
_____________________________

  Investing in our common stock involves a high degree of risk.  Before buying any of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-9 of this prospectus supplement, page 5 of the accompanying prospectus, any free writing prospectus relating to this offering of our common stock, and under similar headings in the documents that are incorporated by reference into this prospectus supplement.
_____________________________

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)
Refer to “Underwriting” beginning on page S-18 of this prospectus for information regarding underwriting compensation. The selling stockholder will bear all expenses and underwriting discounts and commissions relating to this offering.

  The underwriter has the option, exercisable within 30 days after the date of this prospectus supplement, to purchase, from time to time, up to an additional 489,130 shares (the “additional shares”) of our common stock from the selling stockholder at the public offering price per share listed above less the underwriting discounts and commissions per share listed above, less an amount per share equal to any dividends or distributions declared by the Company on our common stock and payable on the initial shares but not on such additional shares. If the underwriter exercises its option in full, the total underwriting discounts and commissions payable will be $            .  We will not receive any proceeds from the sale of any of the additional shares.

  The underwriter expects to deliver the shares on or about                , 2020.
_____________________________

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________________

Morgan Stanley
_____________________________

The date of this prospectus supplement is               , 2020.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock by the selling stockholder and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which contains a description of our common stock and gives more general information, some of which may not apply to this offering. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. Before purchasing any shares of our common stock, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein (as described under the headings “Incorporation of Documents by Reference”) and any free writing prospectus relating to this offering of our common stock.

This prospectus supplement and the accompanying prospectus are part of an effective registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. This prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein as to the contents of any contract or other document are not necessarily complete and, where that contract or other document is an exhibit to the registration statement or is otherwise filed with the SEC, we refer you to the full text of the contract or other document. All such statements are qualified in their entirety by reference to such contracts or other documents. The registration statement and the exhibits, and such other filings, can be obtained from the SEC as indicated under the heading “Where You Can Obtain Additional Information.”

Unless otherwise indicated or the context requires otherwise, references in this prospectus supplement to (1) “Heartland Express, Inc.,” “Heartland Express,” “Heartland,” the “Company,” “we,” “us,” “our,” and similar terms refer to Heartland Express, Inc. and its consolidated subsidiaries or (2) the “selling stockholder” refers to the 2009 Gerdin Heartland Trust, UTA July 15, 2009 (the “2009 Gerdin Trust”).

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering of our common stock, together with the documents we incorporate by reference herein or therein. Neither we, the selling stockholder nor the underwriter have authorized anyone to provide you with different information. The distribution of this prospectus supplement and the accompanying prospectus and the sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement and the accompanying prospectus are required to inform themselves about and observe any such restrictions. See “Underwriting.” None of the Company, the selling stockholder or the underwriter are making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus related to this offering of our common stock is accurate only as of the date on the front cover of this prospectus supplement, the date of the accompanying prospectus, the date of the applicable free writing prospectus or the date of such incorporated document, as the case may be, unless we indicate otherwise, even though this prospectus supplement, the accompany prospectus or any applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since the applicable date.
S-ii

NON-GAAP FINANCIAL MEASURES

This prospectus supplement and the documents that are incorporated by reference herein include, and any free writing prospectus relating to this offering of our common stock may include, the presentation of certain financial information of the Company that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including, but not limited to, adjusted operating ratio, free cash flow and free cash flow conversion, are presented in order to supplement readers’ understanding and assessment of the financial performance of the Company. For reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, see “Prospectus Supplement Summary—Summary Consolidated Financial Data” and the applicable sections of the documents incorporate by reference herein.

Management of the Company uses these non-GAAP financial measures internally for comparisons between periods to understand the ongoing operating performance of our business. Management of the Company believes that comparability in analyzing period-to-period performance of the Company would be limited if the disclosure of financial results was limited to financial measures prepared only in accordance with U.S. GAAP. Accordingly, management of the Company believes that these non-GAAP financial measures are useful supplemental information for investors and, when considered together with U.S. GAAP financial measures and reconciliations to the most directly comparable U.S. GAAP financial measures, provide a more complete understanding of the performance of the Company.

There are limitations to using non-GAAP financial measures. Because of these limitations, non-GAAP financial measures should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on U.S. GAAP results and using non-GAAP financial measures on a supplemental basis. Readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and readers should consider non-GAAP financial measures only as supplements to, and not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. Additionally, non-GAAP financial measures of the Company may not be directly comparable to non-GAAP financial measures used by other companies, including similarly-titled non-GAAP financial measures.

MARKET AND INDUSTRY DATA

This prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference herein and therein include, and any free writing prospectus relating to this offering of our common stock may include, market, industry and other data based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on good faith estimates by the Company’s management, which are derived from their industry knowledge, from review of internal surveys and from the independent sources listed above. The independent industry publications, government publications, reports by market research firms and other published independent sources generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we are not aware of any misstatements regarding the estimates by the Company’s management, such estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus relating to the this offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus supplement that are incorporated by reference herein. None of the Company, the selling stockholder or the underwriter can guarantee the accuracy or completeness of such market, industry and other data.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference, all statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.

Forward-looking statements are based upon the current beliefs and expectations of our management in light of currently available operating, financial and competitive information and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering of our common stock under “Risk Factors” as well as in our reports incorporated by reference into this prospectus supplement and the accompanying prospectus and include, among other things, the following:

●	we could be negatively impacted by the recent COVID-19 pandemic or other similar outbreaks;

●
our business is subject to general economic, credit, business, and regulatory factors affecting the trucking industry that are largely out of our control, any of which could have a materially adverse effect on our operating results;

●
our growth may not continue at historical rates, if at all, and any decrease in revenues or profits may impair our ability to implement our business strategy, which could have a materially adverse effect on our results of operations;

●
we operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability, limit growth opportunities, and could have a materially adverse effect on our results of operations;

●	we are highly dependent on a few major customers, the loss of one or more of which could have a materially adverse effect on our business;

●	the incurrence of indebtedness under our credit agreement or lack of access to other financing sources could have adverse consequences on our future operations;

●	we may be adversely affected by changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate;

●	we have significant ongoing capital requirements that could affect our profitability if we are unable to generate sufficient cash from operations and obtain financing on favorable terms;

●
our profitability may be materially adversely impacted if our capital investments do not match customer demand for invested resources or if there is a decline in the availability of funding sources for these investments;

●
increased prices for new revenue equipment, design changes of new engines, decreased availability of new revenue equipment, and decreased demand for and value of used equipment could have a materially adverse effect on our business, financial condition, results of operations, and profitability;

●	if fuel prices increase significantly, our results of operations could be adversely affected;

●
increases in driver compensation or difficulties in attracting and retaining qualified drivers, including independent contractors, may have a materially adverse effect on our profitability and the ability to maintain or grow our fleet;

S-iv

●	if our independent contractors are deemed by regulators or judicial process to be employees, our business, financial condition and results of operations could be adversely affected;

●
we operate in a highly regulated industry, and changes in existing regulations or violations of existing or future regulations could have a materially adverse effect on our operations and profitability;

●
the Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration  could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships;

●	receipt of an unfavorable Department of Transportation safety rating could have a materially adverse effect on our operations and profitability;

●	compliance with various environmental laws and regulations may increase our costs of operations and non-compliance with such laws and regulations could result in substantial fines or penalties;

●	we may not make acquisitions in the future, or if we do, we may not be successful in integrating the acquired company, either of which could have a materially adverse effect on our business;

●	if we are unable to retain our key employees or find, develop and retain a core group of managers, our business, financial condition, and results of operations could be materially adversely affected;

●	seasonality and the impact of weather and other catastrophic events affect our operations and profitability;

●	we self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings;

●
we depend on the proper functioning and availability of our management information and communication systems and other technology assets (and the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business and have a materially adverse effect on our results of operations;

●	concentrated ownership of our stock can influence stockholder decisions, may discourage a change in control, and may have an adverse effect on share price of our stock;

●
the market price of our common stock may be volatile, and this may make it difficult for you to resell our common stock at times or at prices you find attractive and you could lose all or part of your investment;

●	actual or anticipated sales of our common shares by the Gerdin family, including in this offering, could cause the market price of our common stock to decline;

●	our stock trading volume may not provide adequate liquidity for investors;

●	provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock;

●	we may issue shares of preferred stock with greater rights than our common stock;

●	there may be future dilution of our common stock, which could adversely affect the market price of our common stock;

●	any decisions to reduce or discontinue paying cash dividends to our stockholders could cause the market price of our common stock to decline;

●	if securities or industry analysts do not publish research about our business, or publish negative reports about our business, our stock price and trading volume could decline;

S-v

●
we previously identified material weaknesses in our internal control over financial reporting, which we believe have now been remediated. Any future failure to establish and maintain effective internal control over financial reporting could result in material misstatements in our financial statements and could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price;

●	developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations;

●	litigation may adversely affect our business, financial condition, and results of operations; and

●	we could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss.

Readers should review and consider these factors along with the risk factors and other disclosures, including under the heading “Risk Factors,” described in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus relating to the this offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus supplement that are incorporated by reference herein.  You are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations with regard thereto or any change in the events, conditions, or circumstances on which any such statement is based.
S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before making an investment in our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus or included in any free writing prospectus relating to this offering our common stock, including under the heading “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus relating to the this offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus supplement that are incorporated by reference herein or therein.

Our Company

We offer truckload freight transportation services for major shippers throughout the United States, focusing primarily on targeted customers with a high density of dry van freight in our regional operating territories. We believe that our service standards, safety record, experienced drivers, and modern fleet have allowed us to build solid, long-term relationships with customers and brand ourselves as an industry leader for service.  In addition, our operating discipline, strong balance sheet, and intense focus on cost control have made us an industry leader in profitability.

Our 27 operating locations are strategically located to meet our goals.  Our headquarters is located in North Liberty, Iowa, in a low-cost environment with ready access to a skilled, educated, and industrious workforce. Approximately 80% of our terminals are located within 200 miles of the 25 largest cities in the United States, affording proximity to customer locations, driver domiciles, and distribution centers. Of our 2019 loads, over 75% traveled less than 500 miles, over 60% less than 400 miles, and over 40% less than 300 miles.  We believe our geographic reach and terminal locations assist us with driver recruiting and retention, efficient fleet maintenance, and consistent customer engagement.  Moreover, our locations and short average length of haul position us to capitalize on supply chain trends toward e-commerce fulfillment, rapid replenishment of inventories, and same day or next-day delivery to consumers.

Our equipment strategy is to operate a modern fleet that attracts drivers, improves operating performance and safety, and lowers our operating costs. Operating a relatively new fleet also affords us the flexibility to operate equipment longer without exceeding applicable warranty periods should market conditions justify a longer trade cycle.  We also seek to maximize our flexibility to buy and sell tractors and trailers opportunistically to capitalize on new and used equipment markets, size our fleet to the volume of attractive freight, and manage cash tax expense. One method we use to accomplish these goals is to depreciate our new tractors (excludes assets acquired through an acquisition) for financial reporting purposes using the 125% declining balance method, in which depreciation is higher in early periods and tapers off in later periods. We believe this method accurately reflects actual asset values and affords us the flexibility to sell tractors at most points during their life cycle without experiencing losses. In addition, the decline in depreciation during later periods is typically offset by increased repairs and maintenance expense as the tractors age, which keeps our total operating costs more uniform over the operating life of the equipment.

Our primary strategy for both employee drivers and independent contractors is to hire and engage safe and experienced drivers, to promote retention with an industry-competitive compensation package, positive working conditions, and freight that requires little or no handling. Additionally, we focus on minimizing safety problems through careful screening, mandatory drug testing, continuous training, the use of electronic logging devices and other safety equipment, and financial rewards for accident-free driving. We seek to minimize turnover of our employee drivers by providing modern, comfortable equipment, and by regularly scheduling “home time.” Since our acquisition of Midwest Holding Group, LLC and Millis Transfer, LLC (together with Midwest Holding Group, LLC, “Millis Transfer”) in August 2019, we have also sourced drivers from the Millis Training Institute, a driver training program that has been active since 1989 and is dedicated to identifying, training, and developing capable individuals into professional truck drivers.

Our technology strategy is to actively evaluate and deploy technologies that improve the experience of our customers and drivers, enhance safety, generate operating efficiencies, and lower costs.  For our main operating systems, we use proven technologies developed by third parties.  In addition, we develop our own proprietary tools to help us improve efficiency.  We believe we are uniquely positioned to capitalize on these technologies when they are commercially viable for several reasons.  First, several of our very short haul operations are conducive to adopting alternative-power vehicles that may lack the range of diesel-powered vehicles.  Second, our depreciation policy and strong balance sheet would allow us to opportunistically convert our fleet without losses and make substantial investments in these vehicles.  Third, we believe that, with respect to autonomous vehicles, our driver compensation package, which we believe is consistently among the best in the industry, would afford more savings to offset the investment than would be realized by most competitors.

Market Commentary

The U.S. truckload market is highly competitive, and our business is subject to business cycles and other forces that impact demand (industry-wide truckload freight volumes) and supply (industry-wide availability of qualified truck drivers).  From early 2019 through the first quarter of 2020, demand was modest and supply was excessive, except for a few weeks in March, when inventory restocking in response to COVID-19 created a stronger environment. In the second quarter of 2020, the relationship between supply and demand worsened through early May before becoming progressively more favorable to us, leading to a sequential upswing in our volumes, equipment utilization, and average freight rates during the second half of the quarter.

We believe “turndowns,” which means loads tendered to us that we reject because our available trucks are allocated to other loads, are generally a good indicator of the strength of the freight environment.  The table below indicates our quarterly turndowns since the beginning of 2018 and in each month during the second quarter of 2020 (includes Millis Transfer since August 2019).

Heartland Average Weekly Load Turndowns
1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019	3Q 2019	4Q 2019	1Q 2020	2Q 2020	April 2020	May 2020	June 2020
8,733	8,946	7,880	4,474	1,898	806	480	724	1,288	741	697	404	1,307

In addition to freight and driver markets, we are impacted by fluctuations in markets for used tractors and trailers, fuel, and insurance coverage.  We believe our strong balance sheet, modern fleet, tractor depreciation policy, safety record, and fuel surcharge programs position us well to withstand or capitalize on fluctuations in these markets.

Financial Strategy

We manage our business primarily based on long-term cash flow generation prospects and return on equity.  We seek to operate with a low-80s operating ratio (which represents operating expenses as a percentage of operating revenues), maintain a debt-free balance sheet except after acquisitions, and effectively deploy our available cash flows across fleet investments, acquisitions, dividends, and stock repurchases throughout business cycles.  Over the five years ended December 31, 2019, on average, annual operating cash flow conversion was approximately 217% and our annual free cash flow conversion was approximately 148%. Free cash flow conversion is a non-GAAP financial measure.  For more information regarding free cash flow conversion, including its definition and a reconciliation to the most directly comparable GAAP measure, see “—Summary Consolidated Financial Data.”

Our revenue and expenses reflect our operating strategy.  From a revenue standpoint, we are highly disciplined in allocating our valuable drivers and equipment to customers and loads that compensate us fairly, fit our network, and minimize unpaid time and miles.  From an expense standpoint, we prioritize investments in our equipment and terminal network, as well as compensation packages for our professional drivers that we believe are consistently among the best in the industry. As a percentage of revenue, our expenses for driver pay and depreciation of new equipment are generally higher than our industry peers, which we define as Knight-Swift Transportation Holdings Inc., Marten Transport, Ltd., Schneider National, Inc., and Werner Enterprises, Inc.  Our investment in drivers, equipment, and terminals has consistently resulted in lower combined insurance and claims, operating and maintenance, and other operating expenses as a percentage of revenue than our industry peers, as well as higher gains on sales of equipment.  Overall, we have achieved the best operating ratio among our industry peers for the past 20 consecutive years.

The table below reflects our operating ratio, adjusted operating ratio, net income, net cash provided by operating activities, free cash flow, operating cash flow conversion, free cash flow conversion, operating cash flow margin, and return on equity over the past one, three, and five-year periods, as well as the first quarter 2019 and 2020.

	5-year Average	3-year Average	2019	First Quarter 2019	First Quarter 2020
Operating ratio	85.8%	86.3%	84.2%	85.1%	89.6%
Adjusted operating ratio(1)	83.9%	84.3%	81.9%	83.0%	88.2%
Net income	$70,052	$73,606	$72,967	$17,318	$13,238
Net cash provided by operating activities	$149,741	$134,151	$146,372	$35,769	$40,057
Free cash flow(1)	$101,108	$85,518	$75,534	$15,313	$374
Operating cash flow conversion(2)	217.0%	182.7%	200.6%	206.5%	302.6%
Free cash flow conversion(1)	148.3%	116.4%	103.5%	88.4%	2.8%
Operating cash flow margin(2)	23.6%	22.2%	24.5%	25.6%	24.1%
Return on equity(2)	12.9%	12.4%	11.2%

(1)
Adjusted operating ratio, free cash flow and free cash flow conversion are non-GAAP financial measures.  For more information regarding these non-GAAP measures, including their definitions and reconciliations to the most directly comparable GAAP measures, see “—Summary Consolidated Financial Data.”

(2)	For the definitions of operating cash flow conversion, operating cash flow margin and return on equity, see “—Summary Consolidated Financial Data.”

Acquisitions

We have made three acquisitions since 2013. Our acquisitions of Gordon Trucking in November 2013 and Interstate Distributor Co. (“IDC”) in July 2017 established a strong location footprint in the western United States and provided increased access to safe drivers and new customers. However, both required significant downsizing of less profitable freight and consolidation into our brand and operations to meet our desired margins.   In August 2019, we acquired Millis Transfer, which continues to operate under its historical brand and management team, while we seek to improve its margins through economies of scale, new equipment, administrative and maintenance efficiencies, and customer relationships that enhance the freight mix. For the three months ended June 30, 2020, the Millis Transfer fleet size was approximately the same as the fleet size on the date of acquisition, and the profitability of Millis Transfer’s operations has improved each quarter during the first three full quarters under our ownership.

We believe the transition of Millis Transfer is advanced enough to actively consider new acquisitions. However, we cannot assure you that we will be successful in identifying or making acquisitions or that any acquired operations will generate returns meeting our objectives.

Second Quarter Financial Results

On July 16, 2020, we announced the following preliminary results for the quarter and six months ended June 30, 2020:

Three months ended June 30, 2020

●	Net income of $19.2 million;
●	Operating revenue of $160.9 million;
●	Operating income of $25.0 million, for an operating ratio of 84.5%;
●	Basic earnings per share of $0.24 and a net margin of 11.9%; and
●	Debt-free balance sheet, cash balance of $82.5 million and available borrowing capacity under the Company’s unsecured line of credit of up to $88.5 million.

Six months ended June 30, 2020

●	Net income of $32.4 million;
●	Operating revenue of $327.2 million;
●	Operating income of $42.3 million, for an operating ratio of 87.1%;
●	Basic earnings per share of $0.40 and a net margin of 9.9%; and
●	Net cash flows from operations of $83.8 million and operating cash flow margin of 25.6%.

We have not yet finalized our financial information as of or for the quarter and six months ended June 30, 2020, and the preliminary financial data presented above is subject to the completion of our financial closing procedures and related review. In addition, the preliminary financial data presented above has been prepared by, and is the responsibility of, the Company’s management. Grant Thornton LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 will include our unaudited financial statements for the quarter and six months ended June 30, 2020. Prospective investors should note that additional information on a number of matters will be included in our Quarterly Report on Form 10-Q, such as footnote disclosures associated with our financial results for the quarter and six months ended June 30, 2020. Our unaudited financial statements for the quarter and six months ended June 30, 2020 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in this offering.

Corporate Information

Heartland Express, Inc. is a holding company incorporated in Nevada, which owns directly or through subsidiaries, all of the stock of Heartland Express, Inc. of Iowa, Heartland Express Services, Inc., Heartland Express Maintenance Services, Inc., Midwest Holding Group, LLC and Millis Transfer, LLC.

Our principal executive offices are located at 901 North Kansas Avenue, North Liberty, Iowa 52317, and our telephone number is (319) 626-3600. We maintain an internet website at www.heartlandexpress.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information constitutes a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholder	3,260,870 shares (3,750,000 shares if the underwriter exercises its option to purchase additional shares in full).
Underwriter’s option to purchase additional shares of common stock from the selling stockholder
The underwriter has the option, exercisable within 30 days after the date of this prospectus supplement, to purchase, from time to time, up to an additional 489,130 shares of our common stock from the selling stockholder.

Common stock outstanding before and to be outstanding immediately after this offering	81,370,525 shares(1).
Common stock to be owned by the Gerdin family and related trusts and partnerships, including the selling stockholder, immediately after this offering	32,819,175 shares (32,330,045 shares if the underwriter exercises its option to purchase additional shares in full)(2).
Use of proceeds
The selling stockholder will receive all of the net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder in this offering.  The selling stockholder will be responsible for all fees, expenses, and commissions incurred in connection with this offering.  See “Use of Proceeds.”

Listing	Our common stock is listed on The NASDAQ Global Select Market under the symbol “HTLD.”
Risk factors
Investing in our common stock involves a high degree of risk.  Before buying any of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-9 of this prospectus supplement, page 5 of the accompanying prospectus, any free writing prospectus relating to this offering of our common stock, and under similar headings in the documents that are incorporated by reference into this prospectus supplement.

Lock-up agreements
We, all of our directors and executive officers, and certain of our stockholders, including the selling stockholder, Ann Gerdin, Angela Janssen, and Julie Durr, have agreed to certain lock-up restrictions with the underwriter, as described in “Underwriting.”

Unless otherwise specifically noted, all information contained in this prospectus supplement assumes no exercise by the underwriter of its option to purchase additional shares of our common stock.

(1)
Unless otherwise specifically noted, in this prospectus supplement the number of our shares outstanding before and to be outstanding immediately after this offering is based on 81,370,525 shares outstanding as of July 21, 2020 and excludes 38,150 shares of unvested restricted stock issued pursuant to our 2011 Restricted Stock Award Plan (the “Restricted Stock Plan”) as of such date.  Holders of unvested restricted shares issued under the Restricted Stock Plan have all of the rights of a stockholder with respect to the unvested restricted shares, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time and the right to vote such shares at any meeting of our stockholders.

(2)
The selling stockholder is the 2009 Gerdin Trust, which is one of the entities through which members of the Gerdin family hold their shares. The Gerdin family and related trusts and partnerships, including the selling stockholder, beneficially own an aggregate 36,080,045 shares of our common stock, or approximately 44.3% of our outstanding shares, prior to this offering and will beneficially own an aggregate of 32,819,175 shares of our common stock, or approximately 40.3% of our outstanding shares, after this offering, assuming the underwriter does not exercise its option to purchase additional shares (or 32,330,045 shares of our common stock, or approximately 39.7% of our outstanding common stock, assuming the underwriter exercises its option to purchase additional shares in full).

SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share amounts)
The following tables present the summary consolidated financial data of the Company and its subsidiaries at the dates and for the periods indicated. The statements of comprehensive income data for, and balance sheet data as of the end of, each of the years in the five-year period ended December 31, 2019, are derived from the audited consolidated financial statements of the Company and its subsidiaries. The statements of comprehensive income data for three months ended March 31, 2020 and 2019, and the balance sheet data as March 31, 2020, are derived from the unaudited consolidated financial statements of the Company and its subsidiaries. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, include all normal, recurring adjustments considered necessary for a fair presentation of the results for those periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year or any other interim periods.
The audited consolidated financial statements as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and the reports thereon, and the unaudited consolidated financial statements as of March 31, 2020, and for the three months ended March 31, 2020 and 2019, are incorporated by reference in this prospectus supplement.
On July 6, 2017, the Company acquired IDC and on August 26, 2019 the Company acquired Millis Transfer.  Accordingly, our operating results for the respective periods following these acquisitions may not be comparable to the respective periods prior to these acquisitions.
The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the consolidated financial statements and related notes thereto, appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

	Year Ended December, 31					Three Months Ended March 31,
	2019(1)	2018	2017(2)	2016	2015	2020	2019
Statements of Comprehensive Income Data:
Operating revenue	$596,815	$610,803	$607,336	$612,937	$736,345	$166,318	$139,536
Operating expenses:
Salaries, wages and benefits	240,139	227,872	236,872	231,980	277,318	70,254	53,796
Rent and purchased transportation	7,984	18,700	30,002	23,485	34,489	1,608	2,412
Fuel	101,871	110,536	104,381	91,494	123,714	25,941	23,180
Operations and maintenance	24,479	27,143	29,609	26,159	34,025	6,800	5,845
Operating taxes and licenses	14,459	16,390	16,615	15,559	18,095	3,842	3,891
Insurance and claims	17,003	17,227	18,850	24,449	21,618	5,354	4,789
Communications and utilities	4,953	6,086	5,781	4,485	6,001	1,421	1,223
Depreciation and amortization	100,212	100,519	103,690	105,578	110,973	26,634	22,227
Other operating expenses	22,781	21,506	24,666	13,385	28,572	6,909	5,171
(Gain) loss on disposal of property and equipment	(31,341)	(24,963)	(26,674)	(9,205)	(35,040)	229	(3,841)
	502,540	521,016	543,792	527,369	619,765	148,992	118,693
Operating income	94,275	89,787	63,544	85,568	116,580	17,326	20,843

Interest income	3,955	2,130	1,129	481	210	377	1,145
Interest expense	(1,052)	—	(175)	—	(19)	—	—
Income before income taxes	97,178	91,917	64,498	86,049	116,771	17,703	21,988
Federal and state income (benefit) taxes	24,211	19,240	(10,675)	29,663	43,715	4,465	4,670
Net income	$72,967	$72,677	$75,173	$56,386	$73,056	$13,238	$17,318
Weighted average shares outstanding(3)
Basic	81,980	82,378	83,298	83,297	86,974	81,870	81,936
Diluted	82,024	82,410	83,336	83,365	87,109	81,945	81,956
Earnings per share
Basic	$0.89	$0.88	$0.90	$0.68	$0.84	$0.16	$0.21
Diluted	$0.89	$0.88	$0.90	$0.68	$0.84	$0.16	$0.21
Dividends declared per share	$0.08	$0.08	$0.08	$0.08	$0.08	$0.02	$0.02

	Year Ended December, 31					Three Months Ended March 31,
	2019(1)	2018	2017(2)	2016	2015	2020	2019
Other Financial Data
Operating ratio	84.2%	85.3%	89.5%	86.0%	84.2%	89.6%	85.1%
Adjusted operating ratio(4)	81.9%	82.9%	88.1%	84.6%	81.9%	88.2%	83.0%
Net cash provided by operating activities	$146,372	$146,543	$109,538	$155,781	$190,472	$40,057	$35,769
Free cash flow(5)	$75,534	$108,019	$73,002	$126,973	$122,011	$374	$15,313
Operating cash flow conversion(6)	200.6%	201.6%	145.7%	276.3%	260.7%	302.6%	206.5%
Free cash flow conversion(5)	103.5%	148.6%	97.1%	225.2%	167.0%	2.8%	88.4%
Operating cash flow margin(7)	24.5%	24.0%	18.0%	25.4%	25.9%	24.1%	25.6%
Return on equity(8)	11.2%	12.2%	13.9%	11.6%	15.4%

	As of December 31,					As of March 31,
	2019(1)	2018	2017(2)	2016	2015	2020
Balance Sheet Data:
Net working capital	$88,407	$167,813	$95,514	$136,577	$70,276	$77,541
Total assets	898,931	806,213	789,127	738,228	736,030	913,291
Long-term debt(9)	—	—	—	—	—	—
Stockholders’ equity	$684,659	$615,972	$574,645	$505,826	$469,928	$684,688
_____________________
(1)
We acquired 100% of the outstanding stock of Millis Transfer in August 2019. Therefore, our operating results for the year ended December 31, 2019 include the operating results of Millis for only the period of August 26, 2019 to December 31, 2019.

(2)
We acquired 100% of the outstanding stock of IDC in July 2017.  Therefore, our operating results for the year ended December 31, 2017 include the operating results of IDC for only the period of July 6, 2017 to December 31, 2017.

(3)	The difference between basic and diluted weighted average shares outstanding is due to the effect of unvested restricted stock granted under the Restricted Stock Plan.
(4)
Adjusted operating ratio is a non-GAAP financial measure.  See “Non-GAAP Financial Measures.” Adjusted operating ratio is defined as operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with U.S. GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on U.S. GAAP results and using non-GAAP financial measures on a supplemental basis.

The table below reconciles our non-GAAP adjusted operating ratio to the most directly comparable U.S. GAAP financial measure:

	Year Ended December, 31					Three Months Ended March 31,
	2019(1)	2018	2017(2)	2016	2015	2020	2019
Operating revenue	$596,815	$610,803	$607,336	$612,937	$736,345	$166,318	$139,536
Less: Fuel surcharge revenue (non-GAAP)	74,955	85,258	72,485	58,378	91,780	19,465	17,016
Operating revenue excl. fuel surcharge revenue (non-GAAP)	521,860	525,545	534,851	554,559	644,565	146,853	122,520

Operating expenses	502,540	521,016	543,792	527,369	619,765	148,992	118,693
Less: Fuel surcharge revenue (non-GAAP)	74,955	85,258	72,485	58,378	91,780	19,465	17,016
Adjusted operating expenses (non-GAAP)	427,585	435,758	471,307	468,991	527,985	129,527	101,677

Operating income	$94,275	$89,787	$63,544	$85,568	$116,580	$17,326	$20,843
Operating ratio	84.2%	85.3%	89.5%	86.0%	84.2%	89.6%	85.1%
Adjusted operating ratio (non-GAAP)	81.9%	82.9%	88.1%	84.6%	81.9%	88.2%	83.0%

(5)
Free cash flow and free cash flow conversion are non-GAAP financial measures.  See “Non-GAAP Financial Measures.” Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment, net of trades, plus proceeds from sale of property and equipment. Free cash flow conversion is defined as free cash flow as a percentage of net income. We believe that free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance of the Company. We use these measures as an indication of the strength of the Company and our ability to generate cash. Free cash flow and free cash flow conversion are not substitutes for net cash provided by operating activities and operating cash flow conversion measured in accordance with U.S. GAAP. There are limitations to using non-GAAP financial measures. Although we believe that free cash flow and free cash flow conversion improve comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define free cash flow or free cash flow conversion differently. Because of these limitations, free cash flow and free cash flow conversion should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on U.S. GAAP results and using non-GAAP financial measures on a supplemental basis.

The table below reconciles our non-GAAP free cash flow and free cash flow conversion to the most directly comparable U.S. GAAP financial measures:

	Year Ended December, 31					Three Months Ended March 31,
	2019(1)	2018	2017(2)	2016	2015	2020	2019
Net Income	$72,967	$72,677	$75,173	$56,386	$73,056	$13,238	$17,318
Net cash provided by operating activities	146,372	146,543	109,538	155,781	190,472	40,057	35,769
Less: Purchases of property and equipment, net of trades	163,780	169,276	184,114	86,088	217,253	42,092	34,209
Add: Proceeds from sale of property and equipment	92,942	130,752	147,578	57,280	148,792	2,409	13,753
Free cash flow (non-GAAP)	$75,534	$108,019	$73,002	$126,973	$122,011	$374	$15,313
Operating cash flow conversion	200.6%	201.6%	145.7%	276.3%	260.7%	302.6%	206.5%
Free cash flow conversion (non-GAAP)	103.5%	148.6%	97.1%	225.2%	167.0%	2.8%	88.4%

(6)	Operating cash flow conversion is defined as net cash provided by operating activities as a percentage of net income.
(7)	Operating cash flow margin is defined as net cash provided by operating activities as a percentage of operating revenue.
(8)	Return on equity is defined as net income as a percentage of average stockholders’ equity.
(9)
We have a $100 million unsecured revolving line of credit, which may be used for working capital, equipment financing, permitted acquisition, and general corporate purposes. The revolving line of credit is schedule to terminate on August 31, 2021. Based on outstanding letters of credit, we had available borrowing capacity of $89.7 million and $88.7 million under such line of credit as of March 31, 2020 and December 31, 2019, respectively. In addition the Company has the ability to increase the available borrowing base by an additional $100.0 million, subject to normal credit and lender approvals.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors and other disclosures below and under the heading “Risk Factors” in the accompanying prospectus, in any free writing prospectus relating to this offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020  and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus supplement that are incorporated by reference herein. Before making an investment decision with respect to an offering of our common stock, you should carefully consider those risks, as well as the other information in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus relating to this offering of our common stock, and in the documents incorporated by reference herein.  If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer and you could lose all or part of your investment. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business, financial condition or results of operations and your investment. See “Where You Can Obtain Additional Information” and “Cautionary Statement Regarding Forward-Looking Statements.”

Concentrated ownership of our stock can influence stockholder decisions, may discourage a change in control, and may have an adverse effect on share price of our stock.

Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The Gerdin family and related trusts and partnerships (including the selling stockholder), as a group, own or control approximately 44.3% of our common stock before giving effect to this offering and will own or control approximately 40.3% of our common stock after giving effect to this offering, assuming the underwriter does not exercise its option to purchase additional shares (or approximately 39.7% of our common stock assuming the underwriter exercises its option to purchase additional shares in full). This ownership concentration may have the effect of discouraging, delaying or preventing a change in control, and may also have an adverse effect on the market price of our shares. As a result of their ownership, the Gerdin family and related trusts and partnerships (including the selling stockholder), as a group, may have the ability to influence the outcome of any matter submitted to our stockholders for approval, including the election of directors.  This concentration of ownership could limit the price that some investors might be willing to pay for our common stock, and could allow the Gerdin family to prevent or could discourage or delay a change of control, which other stockholders may favor.  Further, our Amended and Restated Bylaws (our “Bylaws”) have been amended to “opt out” of the Nevada control share statute.  Accordingly, an acquisition of more than a majority of our common stock by the Gerdin family will not result in certain shares in excess of a majority losing their voting rights and may enhance the Gerdin family’s ability to exercise control over decisions affecting us.  The interests of the Gerdin family may conflict with the interests of other holders of our common stock, and they may take actions affecting us with which other stockholders disagree.

The market price of our common stock may be volatile, and this may make it difficult for you to resell our common stock at times or at prices you find attractive and you could lose all or part of your investment.

The market price of our common stock may fluctuate widely, depending upon a number of factors, many of which are beyond our control. These factors include, among other items:

●	the market reaction to the COVID-19 pandemic;

●	the perceived prospects of our business and our industry as a whole;

●	actual or anticipated variations in earnings, financial or operating performance or liquidity, including those resulting from the seasonality of our business;

●	our financial performance or the performance of our competitors and similar companies;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	differences between our actual financial and operating results and those expected by investors and analysts;

●	changes in analysts’ recommendations or projections, including such analysts’ outlook on our industry as a whole;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	actions or announcements by our competitors;

●	the arrival or departure of key personnel;

●	actual or perceived acquisitions, strategic alliances or joint ventures involving us or our competitors;

●	technological innovations or other trends in our industry;

●	news or developments affecting our customers, particularly our major customers;

●	operating and stock performance of other companies deemed to be peers;

●	regulatory or labor conditions applicable to us, our industry or the industries we serve;

●	market conditions in our industry, the industries we serve, the financial markets and the economy as a whole, and government reactions thereto;

●	changes in our capital structure;

●	sales of our common stock or other securities by us, our major stockholders or members of our board of directors (our “Board of Directors”) or management team;

●	hedging of our common stock by our major stockholders or members of our Board of Directors or management team;

●	actions taken by stockholders that may be contrary to our Board of Directors’ recommendations;

●	our dividend policy and practices; and

●
the other risks described or referred to in this “Risk Factors” section and in the “Risk Factors” sections contained in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus supplement that are incorporated by reference herein.

In addition, stock markets generally experience significant price and volume volatility from time to time which may adversely affect the market price of our common stock for reasons unrelated to our performance.

Volatility in the market price of our common stock may make it difficult for you to resell shares of our common stock when you want or at attractive prices and you could lose all or part of your investment. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs, including settlement costs or awards for legal damages, and could divert the time and attention of our management and other resources.

Actual or anticipated sales of our common shares by the Gerdin family, including in this offering, could cause the market price of our common stock to decline.

The shares being offered by the selling stockholder in this offering are held by a trust established for the benefit of certain members of the Gerdin family. The Gerdin family, together with their related trusts and partnerships (including the selling stockholder), beneficially own or have voting and dispositive power over approximately 44.3% of our outstanding common stock before giving effect to this offering and will beneficially own or control approximately 40.3% of our common stock after giving effect to this offering, assuming the underwriter does not exercise its option to purchase additional shares (or approximately 39.7% of our common stock, assuming the underwriter exercises its option to purchase additional shares in full).  If the Gerdin family or their related entities sell shares of our common stock, whether pursuant to this offering or in the future, or there are sales of a substantial amount of our common stock in the public market otherwise, the market price of our common stock could decline. A perception among investors that these sales may occur could produce the same effect.

Our stock trading volume may not provide adequate liquidity for investors.

The average daily trading volume in our common stock is less than that of certain other transportation and logistics companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the daily average trading volume of our common stock, significant sales of our common stock in a brief period of time, or the expectation of these sales, could cause a decline in the market price of our common stock. Additionally, lower trading volumes may limit your ability to sell your shares when you want or at attractive prices.

Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

Our Articles of Incorporation, as amended (our “Articles of Incorporation”), our Bylaws and Nevada corporate law contain provisions that could delay, discourage or prevent a change of control or changes in our Board of Directors or management that a stockholder might consider favorable. For example, our Articles of Incorporation authorize our Board of Directors to issue preferred stock without stockholder approval and to set the rights, preferences and other terms thereof, including voting rights of those shares, and our Bylaws provide that a special meeting of stockholders may be called only by the President or the holders of not less than 20% of our issued and outstanding voting stock, and that our Board of Directors is expressly authorized to make, alter or repeal our Bylaws. These provisions will apply even if the change may be considered beneficial by some of our stockholders, and thereby could negatively affect the price that investors might be willing to pay for our common stock. In addition, to the extent that these provisions discourage an acquisition of our company or other change in control transaction, they could deprive stockholders of opportunities to realize takeover premiums for their shares of our common stock. See “Description of Capital Stock” in the accompanying prospectus for a description of these provisions.

We may issue shares of preferred stock with greater rights than our common stock.

Our Articles of Incorporation authorize our Board of Directors to issue preferred stock without stockholder approval and to set the rights, preferences and other terms thereof, including voting rights of those shares. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.  Please read “Description of Capital Stock” in the accompanying prospectus.

There may be future dilution of our common stock, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of our common stock. In the future, we may issue shares of our common stock in connection with future acquisitions, strategic transactions, to raise capital, to compensate management or otherwise. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, our common stock. Any of these events may dilute your ownership interest in our company, reduce our earnings per share and have an adverse effect on the market price of our common stock.

Any decisions to reduce or discontinue paying cash dividends to our stockholders could cause the market price of our common stock to decline.

Our payment of quarterly cash dividends on our common stock is subject to, among other things, our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.  Any reduction or discontinuance of our payment of quarterly cash dividends on our common stock could cause the market price of our common stock to decline.  Moreover, in the event our payment of quarterly cash dividends on our common stock is reduced or discontinued, our failure or inability to resume paying cash dividends on our common stock at historical levels could result in a lower market price of our common stock.

If securities or industry analysts do not publish research about our business, or publish negative reports about our business, our stock price and trading volume could decline.

The trading market for our common stock, to some extent, depends on the research and reports that securities or industry analysts publish about our business.  We do not have any control over these analysts.  If one or more of the analysts who cover us downgrade our shares or lower their opinion of our shares, our share price may decline.  If one or more of these analysts ceases coverage of our business or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

USE OF PROCEEDS

All shares of our common stock offered hereby, including those subject to the underwriter’s option to purchase additional shares, will be sold by the selling stockholder. We will not receive any of the proceeds from such sales.  The selling stockholder will be responsible for all fees, expenses, and commissions incurred in connection with this offering.

DIVIDEND POLICY

During the third quarter of 2003, we announced the implementation of a quarterly cash dividend program. We have declared and paid quarterly dividends in each ensuing consecutive quarter. We currently intend to continue our quarterly cash dividend program, and we paid a cash dividend of $0.02 per share to stockholders in the first quarter of 2020.  However, we have no obligation to pay dividends in the future, and our dividend policy may change at any time without notice to our stockholders. The declaration of dividends is at the discretion of our Board of Directors in accordance with applicable law, and future payments of cash dividends will depend upon our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our Board of Directors.

SELLING STOCKHOLDER

The selling stockholder in this offering is the 2009 Gerdin Trust.  Ann Gerdin, the widow of our late founder Russell Gerdin, is the grantor of the 2009 Gerdin Trust.  The beneficiaries of the 2009 Gerdin Trust are (1) Michael Gerdin, son of Russell and Ann Gerdin and our current Chairman, President, and Chief Executive Officer and (2) Angela Janssen and Julie Durr, daughters of Russell and Ann Gerdin and sisters of Michael Gerdin.  Michael Gerdin, Ms. Janssen and Ms. Durr also serve as co-trustees of the 2009 Gerdin Trust (each, a “Trustee,” and collectively, the “Trustees”) and collectively hold voting, investment and dispositive power over the shares of our common stock held by the 2009 Gerdin Trust.

The table below sets forth, based upon written representations from the selling stockholder with respect to the beneficial ownership of shares of our common stock held by the selling stockholder as of July 21, 2020:

●	the number of shares of our common stock beneficially owned by the selling stockholder prior to this offering;

●	the number of shares of our common stock offered for sale by the selling stockholder in this offering;

●
the number of shares of our common stock to be beneficially owned by the selling stockholder immediately after this offering, assuming both no exercise and full exercise of the underwriter’s option to purchase up to 489,130 additional shares of our common stock from the selling stockholder; and

●
the percentage of our outstanding shares of common stock owned by the selling stockholder prior to this offering and to be owned by the selling stockholder immediately after the completion of this offering, assuming both no exercise and full exercise of the underwriter’s option to purchase up to 489,130 additional shares.

In the table below, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and the percentage of outstanding shares of our common stock is based on 81,370,525 shares of our common stock outstanding as described in “The Offering.” Under Rule 13d-3, beneficial ownership includes any shares of our common stock over which the selling stockholder has sole or shared voting power or investment power and also any shares of our common stock that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights. We believe that the selling stockholder has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by the selling stockholder in the table below.

					Shares of Our Common Stock Beneficially Owned Immediately After This Offering
	Shares of Our Common Stock Beneficially Owned Prior to This Offering		Shares of Our Common Stock Offered Hereby		Assuming No Exercise of the Underwriter’s Option to Purchase Additional Shares		Assuming Full Exercise of the Underwriter’s Option to Purchase Additional Shares
Selling Stockholder	Shares	Percent			Shares	Percent	Shares	Percent
2009 Gerdin Trust	7,666,863	9.4%	3,260,870	(1)	4,405,993	5.4%	3,916,863	4.8%

(1)          3,750,000 shares if the underwriter exercises its option to purchase additional shares in full.

The Gerdin family and related trusts and partnerships (including the selling stockholder) beneficially own an aggregate of 36,080,045 shares of our common stock, or approximately 44.3% of our outstanding common stock, prior to this offering.  After giving effect to this offering, the Gerdin family and their related trusts and partnerships (including the selling stockholder) would beneficially own an aggregate of (1) 32,819,175 shares of our common stock, or approximately 40.3% of our outstanding common stock, assuming no exercise of the underwriter’s option to purchase additional shares, or (2) 32,330,045 shares of our common stock, or approximately 39.7% of our outstanding common stock, assuming full exercise of the underwriter’s option to purchase additional shares.

MATERIAL U.S. FEDERAL INCOME AND
ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax and, to a limited extent, estate tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income or estate taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal gift tax laws, any state, local or foreign tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	international organizations;

●	dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	foreign pension funds;

●	controlled foreign corporations;

●	passive foreign investment companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain former citizens or long-term residents of the United States; and

●
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction or that purchase or sell our common stock as part of wash sale for U.S. federal tax purposes.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

●	an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes;

●
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners in partnerships (including entities treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal, state, and local income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

Distributions of cash or property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced rate. A non-U.S. holder that does not timely provide the applicable withholding agent with the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their possible entitlement to benefits under a tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends. Non-U.S. holders should consult their own tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions below under “Backup Withholding and Information Reporting” and “Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our common stock constitutes a U.S. real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items) which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we have been, and do not expect to become in the foreseeable future, a USRPHC for U.S. federal income tax purposes. Even if we were deemed a USRPHC, however, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock would be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were deemed a USRPHC and our common stock ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the relevant disposition occurred, all non-U.S. holders generally would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by such non-U.S. holders.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

U.S. Federal Estate Tax

Our common stock beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes and thus may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Prospective investors who are non-resident alien individuals (or entities includible in such an individual’s gross estate for U.S. federal estate tax purposes) are urged to consult their own tax advisors concerning the potential U.S. federal estate tax consequences of owning our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder and the amount, if any, of tax withheld with respect to such dividends, must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Additional Withholding Requirements under FATCA

Under legislation commonly known as the Foreign Account Tax Compliance Act or “FATCA,” a U.S. federal 30% withholding tax generally will be imposed on dividends with respect to shares of our common stock paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code and the U.S. Treasury regulations promulgated thereunder), unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose certain information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements or is deemed to be compliant with the requirements of FATCA, including pursuant to an intergovernmental agreement, and (ii) certain other non-U.S. entities, unless the entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. All non-U.S. holders generally will be required to furnish certifications (generally on an IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI) or other documentation to establish an exemption from withholding under FATCA. Even if a non-U.S. holder provides such certification, FATCA withholding will still apply where our common stock is held through a non-U.S. broker (or other non-U.S. intermediary) that is not FATCA compliant. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. Non-U.S. holder are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in shares of our common stock, including the potential applicability of any intergovernmental agreements entered into between the United States and countries in which such applicable non-U.S. holders are resident or maintain a branch.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

UNDERWRITING

Morgan Stanley & Co. LLC is acting as the underwriter for this offering. We, the selling stockholder and the underwriter have entered into an underwriting agreement with respect to the shares being offered pursuant to this prospectus supplement. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriter, the underwriter has agreed to purchase from the selling stockholder, and the selling stockholder has agreed to sell to the underwriter, 3,260,870 shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock included in this offering is subject to various conditions, including there being no material change in our business, our and the selling stockholder’s delivery of customary closing documents to the underwriter, and approval of certain legal matters by counsel. The nature of the underwriter’s obligations commits the underwriter to purchase and pay for all of the shares of common stock offered by this prospectus supplement if it purchases any of such shares. However, the underwriter is not required to purchase or pay for the shares of our common stock covered by the underwriter’s option to purchase additional shares described below.

The underwriter initially proposed to offer part of the shares of our common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price less a concession not in excess of $        per share under the public offering price. After the initial offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The selling stockholder has granted the underwriter an option, exercisable within 30 days after the date of this prospectus supplement, to purchase, from time to time, up to an additional 489,130 shares of our common stock from the selling stockholder at the public offering price, less underwriting discounts and commissions, less an amount per share equal to any dividends or distributions declared by the Company on our common stock and payable on the initial shares but not on such additional shares, as set forth on the cover page of this prospectus supplement.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to the selling stockholder. The total amounts are shown assuming either no exercise or full exercise by the underwriter of its option to purchase additional shares of common stock.

Total
	Per Share	No Exercise of Option	Full Exercise of Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

Pursuant to the terms of the underwriting agreement, the selling stockholder has agreed to reimburse the underwriter for certain expenses. The selling stockholder will bear all expenses and underwriting discounts and commissions relating to this offering. Total expenses related to this offering, exclusive of the underwriting discounts and commissions, are estimated to be $           .

Our common stock is listed on The NASDAQ Global Select Market under the symbol “HTLD.”

We, the selling stockholder, and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We have agreed that, for a period of 90 days from the date of this prospectus supplement (the “restricted period”), we will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. LLC:

●
offer for sale, sell, pledge, lend or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock;

●
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, whether any such transaction described in this or the preceding bullet is to be settled by delivery of our common stock or other securities, in cash or otherwise;

●
file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable, or exchangeable into our common stock or any other securities of the Company; or

●	publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph will not apply to:

●	our filing of a registration statement in connection with this offering;

●
our issuance of shares of our common stock upon the exercise of options or warrants, settlement of restricted stock, or the conversion of a security outstanding on the date of this prospectus supplement and disclosed in this prospectus supplement;

●
our issuance of shares of our common stock, restricted stock, or options to purchase shares of our common stock pursuant to our equity plans as in effect on the date of this prospectus supplement and disclosed in this prospectus supplement;

●	our filing of a registration statement on Form S-8 or a successor form pertaining to our employee benefit plans described in this prospectus supplement; or

●
beginning on the day that is 61 days from the date of this prospectus supplement, the issuance of shares of our common stock directly to a seller or sellers of a business or assets as part of the purchase price in connection with acquisitions thereof by us, provided that the aggregate number of shares of our common stock that we may offer pursuant to transactions described in this bullet shall not exceed 5% of the total number of shares of our common stock issued and outstanding as of the date of this prospectus supplement and provided, further, that we will cause all such recipients of such shares of our common stock pursuant to the transactions described in this bullet to enter into a lock-up agreement.

Additionally, the selling stockholder, Ann Gerdin, Angela Janssen, Julie Durr, and each of our directors and officers have agreed that, during the restricted period, they will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. LLC:

●
offer, sell, pledge, lend or otherwise transfer or dispose of any shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock, or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock (whether now owned or hereinafter acquired, and including our common stock or such other securities which may be deemed to be beneficially owned thereby and securities which may be issued upon exercise of a stock option or warrant);

●
enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, whether any such transaction described in this or the preceding bullet is to be settled by delivery of our common stock or other securities, in cash or otherwise;

●
make any demand for or exercise any right, or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable, or exchangeable into our common stock or any other securities of the Company; or

●	publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph will not apply to:

●
transfers of shares of our common stock by the holder as a bona fide gift or gifts or by will, other testamentary document, or intestate succession to the legal representative, heir, beneficiary, or a member of the immediate family of the applicable party;

●	transfers of shares of our common stock to any trust so long as such transfers do not involve a disposition for value and the trust agrees to be bound by a lock-up; or

●	transfers of shares of our common stock to an entity in which more than fifty percent of the voting interests are owned by the holder or the holder’s family members.

For the transactions described in the immediately preceding paragraph to be exempt from the transfer restrictions, it is a condition that no public filing or report regarding such transactions will be required or will be voluntarily made during the restricted period and that the transferee agree in writing to be bound by the lock-up agreements for the remainder of the restricted period.  Our executive officers and directors and Ann Gerdin, Angela Janssen and Julie Durr are also permitted to sell shares of our common stock during the restricted period if such shares were purchased by them on the open market following the closing of this offering, but only if such sales are not required to be reported in any public report or filing with the SEC and they do not voluntarily effect any such report or filing.

In addition, the transfer restrictions applicable to our directors and officers do not prohibit Christopher A. Strain (our Vice President of Finance, Treasurer, and Chief Financial Officer), Kent D. Rigdon (our Vice President of Sales), Todd A. Trimble (our Vice President of Southern Operations), and K. Eric Eickman (our Vice President of Information Technology) from disposing of shares for the purpose of raising proceeds to cover or otherwise satisfying such individuals’ reasonably estimated tax liability resulting from the vesting during the restricted period of restricted stock outstanding on the date of this prospectus supplement pursuant to stock plans in effect on the date of this prospectus supplement and disclosed in this prospectus supplement. Also, the transfer restrictions applicable to our directors and officers do not prohibit Michael Gerdin (our Chairman, President, and Chief Executive Officer) from transferring shares to members of his immediate family, so long as such transfers do not involve a disposition for value and such family members agree in writing to be bound by the lock-up agreements for the remainder of the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock.  Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position.  A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under its option to purchase additional shares.  The underwriter can close out a covered short sale by exercising its option to purchase additional shares or purchasing shares in the open market.  In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under its option to purchase additional shares.  The underwriter may also sell shares in excess of its option to purchase additional shares, creating a naked short position.  The underwriter must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.  As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock.  These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock.  The underwriter is not required to engage in these activities and may end any of these activities at any time.

In addition, in connection with this offering, the underwriter or selling group members, if any, participating in the offering may engage in passive market-making transactions in our common stock on The NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market-making consists of displaying bids at prices not in excess of the bid prices of independent market makers and making purchases at prices no not in excess of these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached.  Passive market making may cause the market price of our common stock to be higher than the market price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in passive market making and, if passive market making is commenced, may end passive market making activities at any time.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  The underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments.  Such investment and securities activities may involve our securities and instruments.  The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)           to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)         to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c)           in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us, the selling stockholder or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter, the selling stockholder and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

The underwriter has represented and agreed that:

(a)          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this document or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law; or

(d) as specified in Section 276(7) of the SFA.

Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock.  The shares of common stock may only be transferred to QIIs.

For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock.  The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Australia

This document:

●	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

●
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

LEGAL MATTERS

Certain legal matters with regard to the validity of the shares of common stock offered hereby will be passed upon for us by Scudder Law Firm, P.C., L.L.O., Lincoln, Nebraska. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The audited consolidated financial statements and related financial statement schedule II as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of comprehensive income, stockholders’ equity and cash flows of Heartland Express, Inc. for the year ended December 31, 2017, and the related financial statement schedule II, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our Investor Relations website at www.heartlandexpress.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus supplement or the accompanying prospectus, and no such information constitutes a part of this prospectus supplement or any accompanying prospectus. Information may also be obtained from us, at no cost, by writing us at the following address or telephoning us at (319) 626-3600 between the hours of 9:00 a.m. and 5:00 p.m., Central Time: Christopher A. Strain, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC may automatically update and supersede this information.  We incorporate by reference into this prospectus supplement the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (except as otherwise provided in the forms governing the documents we incorporate by reference, including, with respect to Current Reports on Form 8-K, any information furnished under Item 2.02 or Item 7.01 and related exhibits) until all of the securities to which this prospectus supplement relates have been sold or this offering is otherwise terminated.  The documents we incorporate by reference are:

●
our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020, and Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on July 21, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020;

●	our Current Reports on Form 8-K filed with the SEC on March 10, 2020, May 15, 2020, June 9, 2020 and July 17, 2020 (solely Item 8.01 thereof);

●
the portions of our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders filed with the SEC on April 3, 2020 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, dated October 22, 1986, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus supplement, the accompanying prospectus, in any freewriting prospectus relating to this offering of our common stock or in any subsequently filed document that is also incorporated by reference, modifies or supersedes such statement.  Any statement made in this prospectus supplement is deemed to be modified or superseded to the extent any statement in any freewriting prospectus relating to this offering of our common stock or in any subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement.

We will provide to each person, including any beneficial owners, to whom a prospectus supplement is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement.  You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (319) 626-3600 between the hours of 9:00 a.m. and 5:00 p.m., Central Time: Christopher A. Strain, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering of our common stock, together with the documents we incorporate by reference herein. Neither we, the selling stockholder nor the underwriter have authorized anyone to provide you with different information. None of the Company, the selling stockholder or the underwriter are making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted.

PROSPECTUS

HEARTLAND EXPRESS, INC.

Common Stock
_____________________________

Certain of our stockholders (the “selling stockholders”) may offer and sell from time to time, in one or more offerings, shares of our common stock, $0.01 par value per share. The selling stockholders may offer our common stock in amounts, at prices and on terms determined at the time of offering. We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders. See “Plan of Distribution” on page 8. The specific plan of distribution for any common stock to be offered will be described in a supplement to this prospectus. If any agents, underwriters or dealers are used to sell common stock, a prospectus supplement will name them and describe any compensation payable to them.

This prospectus may not be used to offer to sell any shares of common stock unless accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the documents incorporated by reference herein and therein, and any free writing prospectus relating to the specific offering of our common stock carefully before you make an investment decision.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “HTLD.”
_____________________________

Investing in our common stock involves a high degree of risk.  Before buying any of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page 5 of this prospectus, in the applicable prospectus supplement and any free writing prospectus relating to the specific offering of our common stock, and under similar headings in the documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.
_____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
_____________________________

The date of this prospectus is July 21, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, any selling stockholder may sell our common stock from time to time and in one or more offerings. Each time common stock is offered by a selling stockholder, a supplement to this prospectus will be provided that contains information about the specific terms of that offering. The supplement may also add, update or change information contained or incorporated by reference in this prospectus, including, but not limited to, identifying the selling stockholder(s). If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares of our common stock, you should read carefully both this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein (as described below under the heading “Incorporation of Documents by Reference”) or therein, any free writing prospectus relating to the specific offering of our common stock.

This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus and the documents incorporated by reference herein as to the contents of any contract or other document are not necessarily complete and, where that contract or other document is an exhibit to the registration statement or is otherwise filed with the SEC, we refer you to the full text of the contract or other document. All such statements are qualified in their entirety by reference to such contracts or other documents. The registration statement and the exhibits, and such other filings, can be obtained from the SEC as indicated under the heading “Where You Can Obtain Additional Information.”

Unless otherwise indicated or the context requires otherwise, references in this prospectus to “Heartland Express, Inc.,” “Heartland Express,” “Heartland,” the “Company,” “we,” “us,” “our,” and similar terms refer to Heartland Express, Inc. and its consolidated subsidiaries. The term “selling stockholders” includes successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any free writing prospectus relating to the specific offering of our common stock, together with the documents we incorporate by reference herein or therein. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The distribution of this prospectus and the sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate only as of the date on the front cover of this prospectus, the date of the applicable prospectus supplement, the date of the applicable free writing prospectus or the date of such incorporated document, as the case may be, unless we indicate otherwise, even though this prospectus, the applicable prospectus supplement or any applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since the applicable date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this prospectus and the documents incorporated herein by reference, all statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.

Forward-looking statements are based upon the current beliefs and expectations of our management in light of currently available operating, financial and competitive information and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, any applicable prospectus supplement and any free writing prospectus relating to the specific offering of our common stock under “Risk Factors” as well as in our reports incorporated by reference into this prospectus or any applicable prospectus supplement and include, among other things, the following:

●	we could be negatively impacted by the recent COVID-19 pandemic or other similar outbreaks;

●
our business is subject to general economic, credit, business, and regulatory factors affecting the trucking industry that are largely out of our control, any of which could have a materially adverse effect on our operating results;

●
our growth may not continue at historical rates, if at all, and any decrease in revenues or profits may impair our ability to implement our business strategy, which could have a materially adverse effect on our results of operations;

●
we operate in a highly competitive and fragmented industry, and numerous competitive factors could impair our ability to improve our profitability, limit growth opportunities, and could have a materially adverse effect on our results of operations;

●	we are highly dependent on a few major customers, the loss of one or more of which could have a materially adverse effect on our business;

●	the incurrence of indebtedness under our credit agreement or lack of access to other financing sources could have adverse consequences on our future operations;

●	we may be adversely affected by changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement of LIBOR with an alternative reference rate;

●	we have significant ongoing capital requirements that could affect our profitability if we are unable to generate sufficient cash from operations and obtain financing on favorable terms;

●
our profitability may be materially adversely impacted if our capital investments do not match customer demand for invested resources or if there is a decline in the availability of funding sources for these investments;

●
increased prices for new revenue equipment, design changes of new engines, decreased availability of new revenue equipment, and decreased demand for and value of used equipment could have a materially adverse effect on our business, financial condition, results of operations, and profitability;

●	if fuel prices increase significantly, our results of operations could be adversely affected;

●
increases in driver compensation or difficulties in attracting and retaining qualified drivers, including independent contractors, may have a materially adverse effect on our profitability and the ability to maintain or grow our fleet;

●	if our independent contractors are deemed by regulators or judicial process to be employees, our business, financial condition and results of operations could be adversely affected;

●
we operate in a highly regulated industry, and changes in existing regulations or violations of existing or future regulations could have a materially adverse effect on our operations and profitability;

●
the Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships;

●	receipt of an unfavorable Department of Transportation safety rating could have a materially adverse effect on our operations and profitability;

●	compliance with various environmental laws and regulations may increase our costs of operations and non-compliance with such laws and regulations could result in substantial fines or penalties;

●	we may not make acquisitions in the future, or if we do, we may not be successful in integrating the acquired company, either of which could have a materially adverse effect on our business;

●	if we are unable to retain our key employees or find, develop and retain a core group of managers, our business, financial condition, and results of operations could be materially adversely affected;

●	seasonality and the impact of weather and other catastrophic events affect our operations and profitability;

●	we self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings;

●
we depend on the proper functioning and availability of our management information and communication systems and other technology assets (and the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business and have a materially adverse effect on our results of operations;

●	concentrated ownership of our stock can influence stockholder decisions, may discourage a change in control, and may have an adverse effect on share price of our stock;

●	the market price of our common stock may be volatile;

●
we previously identified material weaknesses in our internal control over financial reporting, which we believe have now been remediated. Any future failure to establish and maintain effective internal control over financial reporting could result in material misstatements in our financial statements and could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price;

●	developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations;

●	litigation may adversely affect our business, financial condition, and results of operations; and

●	we could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss.

Readers should review and consider these factors along with the risk factors and other disclosures, including under the heading “Risk Factors,” described in this prospectus, in any applicable prospectus supplement, in any free writing prospectus relating to the specific offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement.  You are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations with regard thereto or any change in the events, conditions, or circumstances on which any such statement is based.

THE COMPANY

Heartland Express, Inc. is a holding company incorporated in Nevada, which owns directly or through subsidiaries, all of the stock of Heartland Express, Inc. of Iowa, Heartland Express Services, Inc., Heartland Express Maintenance Services, Inc., Midwest Holding Group, LLC and Millis Transfer, LLC (together with Midwest Holding Group, LLC, “Millis Transfer”).

We, together with our subsidiaries, are a short-to-medium haul truckload carrier (predominately 500 miles or less per load). We operate our consolidated operations under the brand names of Heartland Express and Millis Transfer. We primarily provide nationwide asset-based dry van truckload service for major shippers from Washington to Florida and New England to California. Approximately 99.9% of our operating revenue is derived from shipments within the United States (“U.S.”) with the remainder being Canada. We do not have any operations in Mexico. We focus on providing quality service to targeted customers with a high density of freight in our regional operating areas. We also offer temperature-controlled truckload services, which are not significant to our operations and were reduced to serving select dedicated customers in 2019. We generally earn revenue based on the number of miles per load delivered and the revenue per mile paid.  We believe the keys to success are maintaining high levels of customer service and safety, which are predicated on the availability of experienced drivers and late-model equipment.  We believe that our service standards, safety record, and equipment accessibility have made us a core carrier to many of our major customers, as well as allowed us to build solid, long-term relationships with customers and brand ourselves as an industry leader for on-time service.

Our headquarters is located in North Liberty, Iowa, in a low-cost environment with ready access to a skilled, educated, and industrious workforce. Our other terminals are located near major shipping corridors nationwide, affording proximity to customer locations, driver domiciles, and distribution centers. Approximately 80% of our terminals are located within 200 miles of the 25 largest cities in the US. We believe our geographic reach and terminal locations assist us with driver recruiting and retention, efficient fleet maintenance, and consistent customer engagement.

We were founded by Russell A. Gerdin in 1978 and became publicly traded in November 1986. Over the thirty-three years from 1986 to 2019, we have grown our revenues to $596.8 million from $21.6 million and our net income has increased to $73.0 million from $3.0 million. Much of our growth has been attributable to expanding service for existing customers, acquiring new customers, and continued expansion of our operating regions.

In addition to organic growth through the development of our regional operating areas, we have completed eight acquisitions since 1986, with the most recent and our third acquisition within the last six years, Millis Transfer, occurring on August 26, 2019.  These eight acquisitions have enabled us to solidify our position within existing regions, expand into new operating regions, and pursue new customer relationships in new markets. We are highly selective about acquisitions, with our main criteria being (i) safe operations, (ii) high quality professional truck drivers, (iii) fleet profile that is compatible with our philosophy or can be replaced economically, and (iv) freight profile that will allow a path to a low-80s operating ratio upon full integration, application of our cost structure, and freight optimization, including exiting certain loads that fail to meet our operating profile. We expect to continue to evaluate acquisition candidates presented to us. We believe future growth depends upon several factors including the level of economic growth and the related customer demand, the available capacity in the trucking industry, our ability to identify and consummate future acquisitions, our ability to integrate operations of acquired companies to realize efficiencies, and our ability to attract and retain experienced drivers that meet our hiring standards.

Our principal executive offices are located at 901 North Kansas Avenue, North Liberty, Iowa 52317, and our telephone number is (319) 626-3600. We maintain an internet website at www.heartlandexpress.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus or any accompanying prospectus supplement, and no such information constitutes a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors and other disclosures under the heading “Risk Factors” in any applicable prospectus supplement, in any free writing prospectus relating to the specific offering of our common stock, and in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K filed with the SEC on July 17, 2020, as updated by annual, quarterly and other reports and documents we file with the SEC on or after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. Before making an investment decision with respect to an offering of our common stock, you should carefully consider those risks, as well as other information we include or incorporate by reference in this prospectus, in the applicable prospectus supplement and in any free writing prospectus relating to the specific offering of our common stock. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer and you could lose all or part of your investment. The risks and uncertainties we have described are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business, financial condition or results of operations and your investment. To the extent a particular offering implicates additional risks, we will include a discussion of those risks in the applicable prospectus supplement. See “Where You Can Obtain Additional Information” and “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares of common stock by any selling stockholder.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our Articles of Incorporation, as amended (our “Articles of Incorporation”), our authorized capital stock consists of 395,000,000 shares of common stock, par value one cent ($.01) per share, and 5,000,000 shares of preferred stock, par value one cent ($.01) per share, the rights and preferences of which may be designated by our board of directors (our “Board of Directors”).  The discussion below describes the most important terms of our capital stock, Articles of Incorporation and our Amended and Restated Bylaws (our “Bylaws”).  Because it is only a summary, it does not contain all the information that may be important to you.  For a complete description, refer to our Articles of Incorporation and Bylaws, copies of which have been filed with the SEC, and to the applicable provisions of the Chapters 78 and 92A of the Nevada Revised Statutes (the “Nevada Statutes”).  See “Where You Can Obtain Additional Information” and “Incorporation of Documents by Reference.”

Common Stock

Our common stock is listed on The NASDAQ Global Select Market, under the symbol “HTLD.”

Voting.  Holders of common stock are entitled to one vote per share. Holders of our common stock are not entitled to cumulative voting in the election of directors.

Dividends.  Holders of common stock are entitled to receive dividends payable only after the requirements with respect to preferential dividends, if any, on any series of preferred stock shall have been met, and after we have complied with all requirements, if any, with respect to setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of preferred stock, to the extent permitted by law and to the extent our Board of Directors shall determine.

Liquidation.  In the event of liquidation, dissolution or winding up, holders of the common stock will be entitled to receive such of our remaining assets, if any, available for distribution after distribution in full of all creditors and the liquidation preferences on any outstanding shares of preferred stock, if any such stock is issued, to the extent our Board of Directors determines.

Other Terms.  Holders of common stock are not entitled to preemptive rights, nor is the common stock subject to redemption.

The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Certain Provisions of our Articles of Incorporation and Bylaws

Provisions with Anti-Takeover Implications.  Certain provisions of our Articles of Incorporation and Bylaws deal with matters of corporate governance and the rights of stockholders.  Under our Articles of Incorporation, our Board of Directors may issue preferred shares and set the voting rights, preferences and other terms thereof.  Our Bylaws provide that a special meeting of stockholders may be called only by the President, or by the President or Secretary at the request of a majority of the directors or stockholders owning not less than 20% of our issued and outstanding voting stock.  Such provisions, together with certain provisions of the Nevada Statutes (see “Description of Capital Stock — Nevada Anti-Takeover Statutes”), could be deemed to have an anti-takeover effect and discourage takeover attempts not first approved by our Board of Directors.  This may include takeovers that certain stockholders may deem to be in their best interest.  Any such discouraging effect on takeover attempts could potentially depress the market price of our common stock or inhibit temporary fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Indemnification of Directors, Officers and Employees.  Under Section 78.7502(1) of the Nevada Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

In accordance with Section 78.751 of the Nevada Statutes, our Articles of Incorporation provide for mandatory indemnification to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of certain specified actions, suits or proceedings that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above, or in defense of related claims, issues or matters, such that we are obligated to indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with such defense.

In accordance with Section 78.7502(3) of the Nevada Statutes, our Articles of Incorporation also provide that we will indemnify any person for certain specified claims that are substantially similar to those in subsections (1) and (2) of Section 78.7502 of the Nevada Statutes, as described above.  This indemnity is subject to a case by case determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct.  The determination is to be made by (i) the stockholders, (ii) our Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit or proceeding, (iii) if so ordered by such quorum of disinterested directors, by independent legal counsel in a written opinion, or (iv) if such quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.  Our Board of Directors is also expressly authorized to advance certain expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the person to whom expenses are to be advanced, to repay such amount unless it is ultimately determined that he or she is entitled to be indemnified by us.  Our Articles of Incorporation also allow us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not we would have the power to indemnify him against liability under our Articles of Incorporation.

Our Articles of Incorporation further provide that the indemnification does not exclude any other rights to which a person seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The limitation of liability and indemnification provisions in our Articles of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Nevada Anti-Takeover Statutes

Business Combinations Act

We are subject to Nevada’s anti-takeover law because we have not opted out of the provisions of Sections 78.411-78.444 of the Nevada Statutes under the terms of our Articles of Incorporation.  This law provides that specified persons who, together with affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder.  The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.  This provision may have an anti-takeover effect for transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Control Share Statute

The Nevada Statutes provide that, in certain circumstances, a person who acquires a controlling interest in a corporation, defined in the statute as ownership of voting securities to exercise voting power in the election of directors of 1/5 or more but less than 1/3, 1/3 or more but less than a majority, or a majority or more thereof, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares.  Presently, we have opted out of these statutes under our Bylaws, as permitted by Section 78.378 of the Nevada Statutes.  As a result, if any stockholder (including a member of the Gerdin family) acquires shares of our common stock in an amount that exceeds the specified thresholds, such stockholder would not lose voting rights in such shares.  We may opt into coverage under these statutes by amending our Bylaws.  Our Bylaws provide that they may be repealed, altered or amended, or new bylaws may be adopted, by the affirmative vote of a majority of the whole Board, provided that notice of the proposal to make, alter or repeal our Bylaws or adopt new bylaws, is included in the notice of the meeting of the Board of Directors at which such action takes place.

Authorized but Unissued Capital Stock

The Nevada Statutes do not require stockholder approval for any issuance of authorized shares.  However, the listing requirements of The NASDAQ Global Select Market, which would apply so long as our common stock is listed on The NASDAQ Global Select Market, require stockholder approval of certain issuances.  Authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

SELLING STOCKHOLDERS

Information about the selling stockholders will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference herein.

PLAN OF DISTRIBUTION

The selling stockholders may sell shares of our common stock offered by this prospectus in and/or outside the United States:

●	through underwriters or dealers;

●	through or directly to agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●
in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

●	through a combination of such methods or any other method permitted pursuant to applicable law.

To the extent required, a supplement to this prospectus will describe the particular terms of any offering of shares of our common stock, including the following:

●	the names of the selling stockholders in that offering;

●	the names of any underwriters, dealers or agents;

●	any option under which underwriters, dealers or agents may purchase additional shares of common stock from the selling stockholders;

●	the purchase prices and public offering prices;

●	any discounts or commissions and other items constituting underwriters’ or agents’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the shares may be listed.

Only underwriters named in an applicable prospectus supplement will be underwriters of the shares of common stock offered by such prospectus supplement. If underwriters are used in the sale, such underwriters will acquire the shares of our common stock for their own account. The underwriters may resell the shares from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

Shares of our common stock may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the shares will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the shares are purchased.

If any agent or dealer is involved in the offer or sale of the shares of common stock for which this prospectus is delivered, it will be named, and any commissions payable to that agent or dealer by the selling stockholders will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase shares of common stock from the selling stockholders as principal and may resell those shares at varying prices to be determined by the dealer.

Underwriters, dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.

The selling stockholders also may sell shares of our common stock directly. In this case, no underwriters or agents would be involved.

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Profits on sales by the selling stockholders, and any discounts, concessions, commissions or fees received by underwriters, dealers or agents from the selling stockholders and any profit on the resale of the shares sold by them, may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the shares. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares to engage in market-making activities with respect to the shares. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses. Such expenses will be borne by the selling stockholders.

If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority (“FINRA”) participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses, for which they may receive customary fees and commissions.

In order to facilitate the offering of the shares of our common stock, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our common stock for their own account. In addition, to cover overallotments or to stabilize the price of the shares of our common stock, the underwriters or agents, as the case may be, may bid for, and purchase, such shares in the open market. Finally, in any offering of shares of our common stock through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of our common stock above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling stockholders may solicit offers to purchase the shares of our common stock directly from, and they may sell such shares directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Although our common stock is listed on The Nasdaq Global Select Market under the symbol “HTLD,” we cannot give any assurance as to the liquidity of the trading market for our common stock.

The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our common stock at the public offering price set forth in an applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions the selling stockholders pay for solicitation of these contracts.

The selling stockholders may enter into derivative transactions with third parties, or sell shares of common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use shares of common stock pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of shares of common stock, and may use shares of common stock received from any selling stockholder in settlement of those derivatives to close out any related open borrowings of common stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement. Such financial institution or other third party may transfer its economic short position to investors in our common stock or in connection with a concurrent offering of other securities.

In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may transfer their shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. The selling stockholders may also sell any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the shares of common stock offered hereby will be passed upon for us by Scudder Law Firm, P.C., L.L.O., Lincoln, Nebraska. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements and related financial statement schedule II as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of comprehensive income, stockholders’ equity and cash flows of Heartland Express, Inc. for the year ended December 31, 2017, and the related financial statement schedule II, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov. These documents may also be accessed on our Investor Relations website at www.heartlandexpress.com. Except as expressly stated herein, no information contained in, or that can be accessed through, our website is incorporated by reference into this prospectus or any accompanying prospectus supplement, and no such information constitutes a part of this prospectus or any accompanying prospectus supplement. Information may also be obtained from us, at no cost, by writing us at the following address or telephoning us at (319) 626-3600 between the hours of 9:00 a.m. and 5:00 p.m., Central Time: Christopher A. Strain, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference into this prospectus the documents and information we filed with the SEC that are identified below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (except as otherwise provided in the forms governing the documents we incorporate by reference, including, with respect to Current Reports on Form 8-K, any information furnished under

Item 2.02 or Item 7.01 and related exhibits) until all of the securities to which this prospectus relates have been sold or the offering is otherwise terminated.  The documents we incorporate by reference are:

●
our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020, and Amendment No. 1 to our Annual Report on Form 10-K/A, filed with the SEC on July 21, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 8, 2020;

●	our Current Reports on Form 8-K filed with the SEC on March 10, 2020, May 15, 2020, June 9, 2020 and July 17, 2020 (solely Item 8.01 thereof);

●
the portions of our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Stockholders filed with the SEC on April 3, 2020 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended; and

●	the description of our common stock contained in our Registration Statement on Form 8-A, dated October 22, 1986, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus, in any applicable prospectus supplement, in any freewriting prospectus relating to the specific offering of our common stock or in any subsequently filed document that is also incorporated by reference, modifies or supersedes such statement.  Any statement made in this prospectus is deemed to be modified or superseded to the extent any statement in any applicable prospectus supplement, in any freewriting prospectus relating to the specific offering of our common stock or in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes such statement.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with the prospectus.  You may request a copy of these filings, at no cost, by writing us at the following address or telephoning us at (319) 626-3600 between the hours of 9:00 a.m. and 5:00 p.m., Central Time: Christopher A. Strain, Heartland Express, Inc., 901 North Kansas Avenue, North Liberty, Iowa 52317.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any free writing prospectus relating to the specific offering of our common stock, together with the documents we incorporate by reference herein or therein. Neither we nor the selling stockholders have authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted.

Heartland Express, Inc.

3,260,870 Shares

Common Stock

_____________________________

Preliminary Prospectus Supplement
_____________________________

Morgan Stanley

, 2020